EXHIBIT 13



                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005







                                 April 9, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Central and South West Corporation, et al.
               Form U-1 Application-Declaration
               (File No. 70-8979)

Ladies and Gentlemen:

     We refer to the Form U-1 Application-Declaration (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO") and West Texas Utilities Company ("WTU"). CPL, PSO, SWEPCO and WTU are sometimes hereinafter referred to as the "Operating Subsidiaries". The Application relates to the request of CSW and the Operating Subsidiaries for authority (i) to issue certain tax-deductible securities, including unsecured junior subordinated debentures ("Debentures") and/or preferred securities ("Preferred Securities"), pursuant to an Indenture, as supplemented (the "Indenture") and/or an Amended and Restated Trust Agreement (the "Trust Agreement") and certain guarantees in relation to such issuance (the "Guarantees"), (ii) for the Operating Subsidiaries to solicit proxies from the preferred and common shareholders of the Operating Subsidiaries to remove certain unsecured debt limitations in the Operating Subsidiaries' charters (the "Solicitations"), (iii) for CSW to purchase shares of certain series of preferred stock of the Operating Subsidiaries pursuant to cash tender offers (the "Offers") and (iv) to enter into one or more hedging products, including interest rate swaps, forward swaps, caps, collars and



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floors, and forward transactions (the "Instruments") to manage interest rate risk or effectively lower CSW or the Operating Subsidiaries' interest cost on one or more series of Debentures and/or Preferred Securities (all as more fully described in the Application, the "Proposed Transactions"). The Preferred Securities, if issued, would be issued by one or more special purpose entities ("SPEs"), the common interests of which would be acquired by the respective Operating Subsidiary. We have acted as special counsel for CSW and the Operating Subsidiaries in connection with the filing of the Application.

     We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW and the Operating Subsidiaries, certificates of public officials, certificates of officers and representatives of CSW and the Operating Subsidiaries and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and the Operating Subsidiaries and other appropriate persons and statements contained in the Application.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

          1. CSW, the Operating Subsidiaries and the SPEs are or will be validly organized and duly existing under the laws of the jurisdictions of their organization.

          2. All state laws applicable to the issue of the Debentures and/or Preferred Securities and the Guarantees (other than so-called "blue-sky" or state securities laws as to which we express no opinion), the Solicitations, the Offers and, to the extent they are deemed to be securities within the meaning of the 1935 Act, the entering into of the Instruments, as described in the Application, will have been complied with.

          3. The Debentures and the Guarantees will be valid and binding obligations of CSW or the respective Operating Subsidiary in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability


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               relating to or affecting the enforcement of creditors' rights generally and to the effects of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          4. The Preferred Securities will be valid and binding obligations of the SPEs in accordance with their terms, subject to the qualifications stated in paragraph 3 above.

          5. CSW will lawfully acquire any shares of the Operating Subsidiaries' preferred stock acquired by CSW pursuant to the Offers.

          6. The Operating Subsidiaries will lawfully acquire from CSW any shares of preferred stock acquired by CSW pursuant to the Offers.

          7. CSW or the Operating Subsidiaries will lawfully acquire any common interests of their respective SPE.

          8. The Instruments, to the extent they are deemed to be securities within the meaning of the 1935 Act, will be valid and binding obligations of CSW or the Operating Subsidiaries in accordance with their terms, subject to the qualifications stated in paragraph 3 above, and subject to such other qualifications as are customary and appropriate to the particular nature of any Instrument entered into.

          9. The consummation by CSW, the Operating Subsidiaries and the SPEs of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by CSW or the Operating Subsidiaries or any "associate" company, as such term is defined in the 1935 Act, thereof.

     The opinions expressed above in respect of the Proposed Transactions as described in the Application are subject to the following assumptions or conditions:

                    a. Appropriate action by the Boards of Directors of CSW and the Operating Subsidiaries with respect to the transactions described in said Application;

                    b. Appropriate action by the Securities and Exchange Commission and, in the case of PSO, the Corporation Commission of the State of Oklahoma, with respect to the issuance and sale of the



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                    Debentures and/or Preferred  Securities as described in said
                    Application;

                    c. Due execution and delivery of the proposed Indenture and/or Trust Agreement pursuant to which the Debentures and/or Preferred Securities will be issued by each of the parties thereto;

                    d.  The  Proposed   Transactions   will  be  consummated  in
                    accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto;

                    e. Any Instruments, to the extent they are deemed to be securities within the meaning of the 1935 Act, shall have been duly authorized, executed and delivered by the party thereto other than CSW or the Operating Subsidiaries and such party is duly organized and validly existing under the laws of its jurisdiction of organization and has full power and authority to make and perform any of the Instruments.

                    f. Any acquisition of preferred stock by CSW pursuant to the Offers or by the Operating Subsidiaries from CSW as described in paragraph 6 above, shall be made in accordance with (i) the authorization of such company's Board of Directors, (ii) any applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, (iii) such order or orders as may be issued by the Commission pursuant to the 1935 Act and (iv) any applicable state law.

                    g. The consummation of the Proposed Transactions shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions pertaining to the Proposed Transactions in which we are not admitted to practice.

                    h. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.



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     In rendering the opinions hereinabove expressed, we have relied and will rely upon opinions of other counsel to CSW and the Operating Subsidiaries who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York, and in connection with opinion 1 above as it relates to CSW and SWEPCO, the General Corporation Law of the State of Delaware, and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the transactions described above in reliance upon said opinions of counsel to CSW and the Operating Subsidiaries.

     Further, we express no opinion as to (i) the subject matter jurisdiction of a Federal court to consider any dispute arising out of any Instrument or (ii) any provision of any Instrument to the extent such provision waives any objection by any party to the laying of venue of any action or proceeding brought in any court and any claim that any such action or proceeding has been brought in any inconvenient forum.

     We hereby consent to the use of this opinion as an exhibit to the Application.
                                       Very truly yours,


                                       /s/MILBANK, TWEED, HADLEY & MCCLOY
                                          Milbank, Tweed, Hadley & McCloy



RBW/DBB



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